Filed Pursuant to Rule 433
Registration No. 333-202413
May 19, 2016

PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated May 19, 2016 (the “Preliminary Prospectus Supplement”))
Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Issuer:	The Southern Company (the “Company”)
Securities:
1.55% Senior Notes due 2018 (the “2018 Notes”)
1.85% Senior Notes due 2019 (the “2019 Notes”)
2.35% Senior Notes due 2021 (the “2021 Notes”)
2.95% Senior Notes due 2023 (the “2023 Notes”)
3.25% Senior Notes due 2026 (the “2026 Notes”)
4.25% Senior Notes due 2036 (the “2036 Notes”)
4.40% Senior Notes due 2046 (the “2046 Notes”)

The 2018 Notes, the 2019 Notes, the 2021 Notes, the 2023 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes are together referred to as the “Notes.”

Expected Ratings:*	Baa2 (Stable)/BBB+ (Negative)/A- (Stable) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	2018 Notes: $ 500,000,000 2019 Notes: $1,000,000,000 2021 Notes: $1,500,000,000 2023 Notes: $1,250,000,000 2026 Notes: $1,750,000,000 2036 Notes: $ 500,000,000 2046 Notes: $2,000,000,000
Initial Public Offering Price:
2018 Notes: 99.929% of the Principal Amount
2019 Notes: 99.981% of the Principal Amount
2021 Notes: 99.864% of the Principal Amount
2023 Notes: 99.915% of the Principal Amount
2026 Notes: 99.638% of the Principal Amount
2036 Notes: 99.579% of the Principal Amount
2046 Notes: 99.482% of the Principal Amount

Maturity Date:	2018 Notes: July 1, 2018 2019 Notes: July 1, 2019 2021 Notes: July 1, 2021 2023 Notes: July 1, 2023 2026 Notes: July 1, 2026 2036 Notes: July 1, 2036 2046 Notes: July 1, 2046
Benchmark Treasury:
2018 Notes: 0.750% due April 30, 2018
2019 Notes: 0.875% due May 15, 2019
2021 Notes: 1.375% due April 30, 2021
2023 Notes: 1.625% due April 30, 2023
2026 Notes: 1.625% due May 15, 2026
2036 Notes: 2.500% due February 15, 2046
2046 Notes: 2.500% due February 15, 2046

Benchmark Treasury Yield:	2018 Notes: 0.884% 2019 Notes: 1.056% 2021 Notes: 1.378% 2023 Notes: 1.663% 2026 Notes: 1.842% 2036 Notes: 2.631% 2046 Notes: 2.631%

Spread to Benchmark Treasury:
2018 Notes: +70 basis points
2019 Notes: +80 basis points
2021 Notes: +100 basis points
2023 Notes: +130 basis points
2026 Notes: +145 basis points
2036 Notes: +165 basis points
2046 Notes: +180 basis points

Re-offer Yield:	2018 Notes: 1.584% 2019 Notes: 1.856% 2021 Notes: 2.378% 2023 Notes: 2.963% 2026 Notes: 3.292% 2036 Notes: 4.281% 2046 Notes: 4.431%
Coupon:	2018 Notes: 1.55% 2019 Notes: 1.85% 2021 Notes: 2.35% 2023 Notes: 2.95% 2026 Notes: 3.25% 2036 Notes: 4.25% 2046 Notes: 4.40%
Interest Payment Dates:	January 1 and July 1 of each year, beginning January 1, 2017
Optional Redemption:
Make-Whole Call:
2018 Notes: Prior to July 1, 2018 at T+12.5 basis points
2019 Notes: Prior to July 1, 2019 at T+15 basis points
2021 Notes: Prior to June 1, 2021 at T+15 basis points
2023 Notes: Prior to May 1, 2023 at T+20 basis points
2026 Notes: Prior to April 1, 2026 at T+25 basis points
2036 Notes: Prior to January 1, 2036 at T+25 basis points
2046 Notes: Prior to January 1, 2046 at T+30 basis points

Par Call:
2018 Notes: None
2019 Notes: None
2021 Notes: On or after June 1, 2021 at 100%
2023 Notes: On or after May 1, 2023 at 100%
2026 Notes: On or after April 1, 2026 at 100%
2036 Notes: On or after January 1, 2036 at 100%
2046 Notes: On or after January 1, 2046 at 100%

Special Mandatory Redemption:
Upon the first to occur of either (i) February 23, 2017 if the Merger is not consummated on or prior to such date or (ii) the date on which the Merger Agreement is terminated, the Company will be required to redeem the Notes (other than the 2026 Notes), in whole, at a redemption price equal to 101% of the aggregate principal amount of such series of Notes, plus accrued and unpaid interest on such series of Notes to but not including the date of such redemption.

Special Optional Redemption:
The Notes (other than the 2026 Notes) may be redeemed at the Company’s option, in whole, at any time prior to February 23, 2017, at a redemption price equal to 101% of the aggregate principal amount of such series of Notes, plus accrued and unpaid interest on such series of Notes to but not including the date of redemption, if, in the Company’s judgment, the Merger will not be consummated on or prior to February 23, 2017.

Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:
2018 Notes: 842587 CN5/US842587CN56
2019 Notes: 842587 CQ8/US842587CQ87
2021 Notes: 842587 CS4/US842587CS44
2023 Notes: 842587 CU9/US842587CU99
2026 Notes: 842587 CV7/US842587CV72
2036 Notes: 842587 CW5/US842587CW55
2046 Notes: 842587 CX3/US842587CX39

Trade Date:	May 19, 2016
Expected Settlement Date:	May 24, 2016 (T+3)

Joint Book-Running Managers:
Citigroup Global Markets Inc.
Barclays Capital Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA Inc.
Wells Fargo Securities, LLC
Morgan Stanley & Co. LLC
Mitsubishi UFJ Securities (USA), Inc.
SunTrust Robinson Humphrey, Inc.
UBS Securities LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.
Co-Managers:
BBVA Securities Inc.
CIBC World Markets Corp.
Commerz Markets LLC
Regions Securities LLC
TD Securities (USA) LLC
BB&T Capital Markets, a division of BB&T Securities, LLC
Fifth Third Securities, Inc.
PNC Capital Markets LLC
Santander Investment Securities Inc.
Blaylock Beal Van, LLC
Loop Capital Markets LLC
Mischler Financial Group, Inc.
Samuel A. Ramirez & Company, Inc.
Apto Partners, LLC
CastleOak Securities, L.P.
C.L. King & Associates, Inc.
Drexel Hamilton, LLC
MFR Securities, Inc.
Siebert Brandford Shank & Co., L.L.C.
The Williams Capital Group, L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling the Company collect at 1-404-506-0776, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Barclays Capital Inc. toll-free at 1-888-603-5847, J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Mizuho Securities USA Inc. toll-free at 1-866-271-7403 and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.